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                              DEPOSITARY AGREEMENT



First Chicago Trust Company of New York
525 Washington Boulevard
Suite 4660
Jersey City, NJ  07310

Ladies and Gentlemen:

Fremont General Corporation (the "Offeror"), is offering to exchange up to $200,000,000 principal amount of its Series B 7.70% Senior Notes due 2004 and up to $225,000,000 principal amount of its Series B 7.70% Senior Notes due 2009 (collectively, the "Exchange Notes") for up to $200,000,000 principal amount of its 7.70% Senior Notes due 2004 and up to $225,000,000 principal amount of its 7.875% Senior Notes due 2009 (collectively, the "Initial Notes") upon the terms and conditions set forth in the Prospectus and the Letter of Transmittal annexed as Exhibits A and B, respectively (collectively the "Offer"). The Offeror hereby appoints you to act as Depositary in connection with the Offer.

The Offer is being made by the Offeror to holders of the Initial Notes (the "Holders") on or about _____, 1999. The Letter of Transmittal that will accompany the Offer, which is addressed to you, is to be used by the Holders to accept the Offer, and contains instructions with respect to the delivery of certificates for Initial Notes tendered.

In carrying out your duties as Depositary, you are to act in accordance with the following instructions:

1. The Offer shall expire at 5:00 p.m., New York City Time on _________, 1999 (the "Initial Expiration Date"), or at any subsequent time to which the Offeror may extend the Offer. The Offeror expressly reserves the right to extend the Offer from time-to-time and may extend the Offer by giving written notice to you before 9 a.m., on the business day following the scheduled expiration date. The later of the Initial Expiration Date or the latest time and date to which the Offer may be so extended is herein referred to as the "Expiration Date".

2. You will establish a Book Entry Account with the various Depositories for purposes of the Offer by ______, 1999 and any financial institution that is a participant in any of the Depositories may make book-entry delivery of the Initial Notes by causing the Depository to transfer such Initial Notes into the account maintained by you pursuant to this Paragraph in accordance with procedures for such transfer.

3. You are to examine the Letters of Transmittal and Initial Notes delivered or mailed to you to ascertain whether the Letters of Transmittal are completed and executed in accordance with instructions set forth therein. In each case where the Letter of Transmittal has been improperly completed or executed or, for any other reason, is not in proper form, or some other irregularity in connection with the acceptance of the Offer exists, you will endeavor to take such action as may be necessary to cause such irregularity to be corrected. With the written approval of an authorized officer of the Offeror (the names of whom are set forth on Exhibit C), or any party designated by the Offeror, you are authorized to waive irregularities in connection with the acceptance of the Offer.

4. If a Holder desires to tender Initial Notes pursuant to the Offer and such Holder's Initial Notes are not immediately available or time will not permit all required documents to reach you on or prior to

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      the Expiration Date or the procedure for book-entry tender cannot be completed on a timely basis, such Initial Notes may nevertheless be tendered if all the following conditions are satisfied:

              (i) a properly completed and duly executed Notice of Guaranteed Delivery is received by you as provided below on or prior to the Expiration Date; and

              (ii) all tendered Initial Notes, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal or facsimile thereof and any other documents required by the Letter of Transmittal are received by you within two business days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to you and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

      Notwithstanding any other provisions hereof, exchange of Initial Notes pursuant to the Offer will, in all cases, be made only after timely receipt by you of such Initial Notes (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal or a facsimile thereof and any other documents required by the Letter of Transmittal.

5. The Offeror will exchange Initial Notes duly tendered on the terms and subject to the conditions set forth in the Offer and the Letter of Transmittal. Exchange Notes issuable in exchange for Initial Notes tendered shall be delivered as soon as practicable after notice of acceptance of said Initial Notes by the Offeror is received by you.

6. Except as otherwise described in the Prospectus, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

7. The Offeror shall not be required to exchange any Initial Notes tendered if there shall occur any of the events set forth in the Prospectus under "The Exchange Offer--Conditions".

8. If, pursuant to the Offer, the Offeror does not accept for exchange all or part of the Initial Notes tendered, you shall promptly return the deposited Initial Notes, with any related required documents that are in your possession, to the persons who deposited same, together with a notice explaining the reasons for their return.

9. Unexchanged Initial Notes and Exchange Notes shall be forwarded by (a) first class mail under a blanket surety bond protecting you and the Offeror from loss or liability arising out of the non-receipt or non-delivery of such certificates for Initial Notes, or (b) by registered mail insured separately for the replacement value of such certificates for Initial Notes.

10.   As Depository hereunder, you:

              (a) shall have no duties or obligations other than those specifically set forth herein;

              (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the Initial Notes deposited with you hereunder, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer;

              (c) shall not be obligated to take any legal action hereunder which might, in your


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                           judgement, involve any expense or liability, unless
                           you shall have been furnished with such indemnity as shall be reasonably satisfactory to you;

              (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

              (e) may rely on and shall be protected in acting upon written instructions from the persons set forth on Exhibit C, each of whom is an Officer of the Offeror;

              (f) may consult counsel satisfactory to you (including counsel for the Offeror) and the opinion of each counsel shall be full and complete authorization and protection in respect to any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

              (g) shall not be called upon at any time to advise any person tendering hereunder as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any share.

11. Please prepare and send daily exchange activity reports, prior to 5:30 p.m., to the following individual:

                           Patrick E. Lamb
                           Fremont General Corporation
                           2020 Santa Monica Boulevard
                           Santa Monica, CA  90404
                           Tel:  310/315-5500
                           Fax:  310-315-5593

12. The Offeror covenants and agrees to indemnify and hold you harmless against any loss, liability or expense incurred without negligence or bad faith on your part arising out of or in connection with the administration of your duties hereunder, including the reasonable cost and expenses of defending yourself against any claim or liability in the premises.

      If you are named in any action or proceeding in respect of which indemnity may be sought against Offeror, you shall promptly notify Offeror in writing of the commencement of such action or proceeding and Offeror shall be permitted to participate in such action or proceeding, and, after written notice from Offeror to you, to assume the defense of such action or proceeding with counsel of Offeror's choice at Offeror's expense (in which case Offeror shall not thereafter be responsible for the fees and expenses of any separate counsel retained by you). You will cooperate with Offeror in the defense of any claim for which indemnification is sought.

13. This agreement and appointment as Depositary shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. THIS AGREEMENT MAY NOT BE MODIFIED ORALLY.

14. You will arrange to comply with IRS regulations with regard to due diligence in obtaining a


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      certified Tax Identification Number (TIN). We understand that you are required to deduct 31% on payments (a) to Holders who have not supplied their correct TIN and the required certification and (b) to Holders who you have been instructed by the IRS to deduct. You will forward appropriate funds to the IRS. You are further instructed that a substitute Form W-9 must be properly completed and delivered to you prior to payment, otherwise 31% of the gross payment must be deducted as described above.

15. You shall arrange to file any appropriate reports with the IRS (e.g. 1099, 1099B, etc.). Please provide exact IRS Form to be completed with regard to fair market value. Fair market value must be given to you prior to IRS filing.

16. For services rendered as Depositary hereunder, your fees are approved as set forth in Schedule A to this Agreement. Further, payment for invoices generated will be paid within thirty days of such invoice date.

Please acknowledge receipt of this agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Sincerely,

FREMONT GENERAL CORPORATION



BY: __________________________

          Name:
          Title:


AGREED AND ACCEPTED AS OF _______________________, 1999


FIRST CHICAGO TRUST COMPANY OF NEW YORK



BY: __________________________

       Gerald O'Leary
       Vice President